TIMCO Aviation Services, Inc.

NEWS

Release:	November 11, 2005

Contact:	Roy T. Rimmer, Jr., Chairman & Chief Executive Officer
James H. Tate, Executive Vice President, CAO and CFO
(336) 668-4410
TIMCO AVIATION SERVICES, INC. ANNOUNCES THIRD QUARTER 2005
RESULTS OF OPERATIONS
Greensboro, North Carolina, November 11, 2005 — TIMCO Aviation Services, Inc. (OTCBB:TMAS) today announced its results of operations for the quarter and nine months ended September 30, 2005.
Revenue for the 2005 third quarter was $78.2 million, an increase of $4.0 million over revenues of $74.2 million for the third quarter of 2004. Net loss for the quarter was $6.3 million ($0.02 per basic and diluted share), compared to net income of $0.3 million ($0.01 per basic and $0.00 per diluted share) for the third quarter of 2004.
Revenue for the first nine months of 2005 was $250.0 million, an increase of $14.3 million over revenues of $235.7 million for the first nine months of 2004. Net loss for the first three quarters of 2005 was $3.8 million ($0.02 per basic and diluted share), compared to net income of $0.1 million ($0.00 per basic and diluted share) for the comparable period in 2004.
Roy T. Rimmer, Jr., the Company’s Chairman and Chief Executive Officer, stated: “Revenues remained strong this quarter, yet costs associated with the rapid growth in our airframe MRO facilities, including costs of hiring and training personnel compounded by the associated ramp up and learning curve issues, have negatively impacted our bottom line. We believe that this growth is necessary, however, to achieve our long-term strategic goals. Our third quarter 2005 earnings have further been adversely impacted by industry-wide shortages of JT8D parts that have delayed engine deliveries and by reduced profit margins due to an unfavorable mix of aircraft being serviced.”
Gil West, the Company’s President and Chief Operating Officer, stated: “Efficiency and effective utilization of our workforce are critical elements to manage, especially during periods of rapid growth. We must continue to invest in the training and development of our workforce, however, in order to position TIMCO to take advantage of the continuing trend towards outsourcing by our current and future customer base.”
TIMCO Aviation Services, Inc. is among the world’s largest providers of aviation maintenance, repair and overhaul (MRO) services for major commercial airlines, regional air carriers, aircraft leasing companies, government and military units and air cargo carriers. The Company currently operates four MRO businesses: Triad International Maintenance Corporation (known as TIMCO), which, with its four active locations (Greensboro, NC; Macon, GA; Lake City, FL and Goodyear, AZ), is one of the largest independent providers of heavy aircraft maintenance services in the world and also provides aircraft storage and line maintenance services; Brice Manufacturing, which specializes in the manufacture and sale of new aircraft seats and aftermarket parts and in the refurbishment of aircraft interior components; TIMCO Engineered Systems, which provides engineering services both to our MRO operations and our customers; and TIMCO Engine Center, which refurbishes JT8D engines and performs on-wing repairs for both JT8D and CFM-56 series engines. Visit TIMCO online at www.timco.aero.
This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including those identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, could adversely affect the Company’s ability to obtain these results. Copies of the Company’s filings with the U.S. Securities and Exchange Commission are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

TIMCO Aviation Services, Inc.
($ thousands, except per share data)

	Three months ended Sept. 30,		Nine months ended Sept. 30,
	2005	2004	2005	2004
Operating revenue	$78,192	$74,152	$249,989	$235,654
Gross Profit	598	7,122	17,554	20,221
Gross Profit Percentage	0.8%	9.6%	7.0%	8.6%
(Loss) income from continuing operations	(6,388)	168	(3,957)	(1,077)
Income from discontinued operations, net of income taxes	42	93	140	1,207
Net (loss) income	$(6,346)	$261	$(3,817)	$130
Basic (loss) income per share	$(0.02)	$0.01	$(0.02)	$0.00
Diluted (loss) income per share	$(0.02)	$0.00	$(0.02)	$0.00